Exhibit 10.78

This PAYMENT AND TERMINATION AGREEMENT (this “Agreement”), dated as of December 18, 2019, is hereby entered into by and between Sabre Corporation (formerly known as Sovereign Holdings, Inc.), a Delaware corporation (the “Corporation”) and Sovereign Manager Co-Invest, LLC, a limited liability company, in its capacity as representative of the Existing Stockholders (the “Existing Stockholders Representative”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the TRA (as defined below), except as otherwise expressly set forth herein.

WHEREAS, the Corporation and the Existing Stockholders Representative entered into an Income Tax Receivable Agreement (the “TRA”), dated as of April 23, 2014, pursuant to which the Corporation agreed to make payments to the Existing Stockholders in an amount equal to eighty-five percent (85%) of the aggregate reduction in the reported liability for Taxes of the Taxable Entities from the utilization of the Pre-IPO Tax Assets.

WHEREAS, the Corporation has notified the Existing Stockholders Representative of its intention to exercise its Early Complete Termination pursuant to Section 4.01(b) of the TRA;

WHEREAS, in order to exercise such Early Complete Termination right, the Corporation shall make a payment representing the Early Termination Payment (calculated based on a gross Tax Benefit Payment of $1,309,440.20, to be adjusted as required under Section 4.03(b) of the TRA for the Agreed Rate for December 2019), concurrently with the gross $69,137,149.96 Tax Benefit Payment due and payable for 2018 per Section 4.01(b) of the TRA (the “Outstanding Amount”);

WHEREAS, the Corporation has requested to make payment of the Outstanding Amount on an accelerated basis and without regard for the specific procedures set forth in Sections 2.02 and 2.03 of the TRA; and

WHEREAS, the Existing Stockholders Representative, on behalf of the Existing Stockholders, has agreed, subject to the terms and conditions set forth below, to accept such payment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.  Payment. The Corporation agrees to make a payment representing the Outstanding Amount by January 10, 2020. Upon receipt of the payment, the Existing Stockholders Representative shall confirm receipt and that no future Tax Benefit Payments are required to be made to the Existing Stockholders under the TRA.

SECTION 2.  Termination. Notwithstanding the terms of Article IV of the TRA, both this Agreement and the TRA shall terminate upon the Existing Stockholders Representative’s confirmation of receipt of the payment of the Outstanding Amount and no further rights or obligations will exist in respect of the TRA.
SECTION 3.  Conflicts. For the avoidance of doubt, the parties agree to waive any provisions of the TRA that are inconsistent with the terms of this Agreement.
SECTION 4.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature page follows]

         IN WITNESS WHEREOF, the Corporation and the Existing Stockholders Representative have duly executed this Agreement as of the date first written above.

SABRE CORPORATION
By /s/ Douglas E. Barnett

Name: Doug Barnett
Title: EVP, CFO

SOVEREIGN MANAGER CO-INVEST, LLC, as Existing Stockholders Representative
By /s/ Michael LaGatta

Name: Michael LaGatta
Title: Vice President

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